EXHIBIT 5.1



                                February 13, 2004


Via U.S. Mail
-------------

Board of Directors
International DisplayWorks, Inc.
599 Menlo Drive, Suite 200
Rocklin, CA  95765

     Re:  Common Stock of International DisplayWorks, Inc.

Dear Gentlemen:

     We act as counsel to International DisplayWorks, Inc., a Delaware corporation (the "Company"), in connection with the registration of 4,199,299 shares of the Company's common stock (the "Shares") under the Securities Act of 1933, as amended (the "Securities Act"), of which 865,964 of the Shares will be offered to holders of the Company's warrants, and all of which will be sold by selling stockholders of the Company as defined and further described in the Company's registration statement on Form S-1 filed under the Securities Act (the "Registration Statement").

     For the purpose of rendering this opinion, we examined originals or copies of such documents as deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

     Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the Federal Law of the United States, the law applicable to contracts of the State of California and the law applicable to corporations of the State of Delaware.

     Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains


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February 13, 2004
Page 2

effective, and the Prospectus which is a part of the Registration Statement (the "Prospectus"), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, and (iii) the Company receives, to the extent applicable, the consideration set forth in the warrants, we are of the opinion that the Shares issued are, and the Shares to be issued will be, legally issued, fully paid and nonassessable.

     We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                                   Sincerely,


                                   /s/ Bartel Eng & Schroder

                                   BARTEL ENG & SCHRODER



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